Exhibit 99.1

news release

Contacts:
Phoenix Technologies Ltd.	Sapphire Investor Relations, LLC
Albert Sisto, President & CEO	Mariza Costa
408-570-1000	212-766-1800 ext. 202
Investor_Relations@phoenix.com	Investor_Relations@phoenix.com

Phoenix Technologies Ltd. Reports Fiscal First Quarter Financial Results

MILPITAS, CA: February 7, 2006 — Phoenix Technologies Ltd. (Nasdaq: PTEC) today reported its fiscal first quarter financial results.

For the fiscal first quarter ended December 31, 2005, on a generally-accepted accounting principles basis (GAAP), the Company announced revenue of $18.6 million, operating loss of $7.0 million, and a net loss of $7.9 million, or $0.32 per share. For comparability with prior periods, non-GAAP (pro forma) net loss, excluding stock-based compensation expense, for the fiscal first quarter ended December 31, 2005 was $6.5 million, or $0.26 per share.

The net loss for the quarter reflects income tax provisions totaling $1.5 million, a significant portion of which is related to current-quarter withholding taxes from foreign entities. These figures compare to revenue of $22.6 million, operating loss of $708,000, and a net loss of $5.7 million, or $0.23 per share, in the quarter ended September 30, 2005. The comparable results in the year-earlier period ended December 31, 2004 were revenue of $26.2 million, operating income of $4.2 million, and net income of $2.2 million, or $0.09 per diluted share.

Revenue from new businesses, which includes PC applications and total revenues from non-PC devices, accounted for $6.0 million, or 32% of total revenue during the December 31, 2005 quarter, compared to $9.5 million, or 42% in the previous quarter and $7.9 million, or 30% in the year-earlier quarter.

“While we are disappointed that we did not achieve our quarterly revenue estimate, we are heartened that the shortfall was due in large part to the deferral of revenues on a number of transactions booked during the quarter,” said Mr. Sisto. “We closed sales in excess of $24 million, but were required to defer a significant portion of those bookings. We expect the deferred amount to be taken to revenue during this fiscal year. During the quarter, the Company’s deferred revenue account increased by over $5.6 million. The Company has a robust product portfolio, the business is healthy, and we expect to achieve the Company’s objectives for the year.”

The Company’s cash and short–term investments as of December 31, 2005 were $72.5 million, compared to $74.8 million at September 30, 2005. The Company repurchased approximately $1 million of common stock at an average price of $6.61. Operating expenses were $21.0 million, compared to $18.8 million in the quarter ended September 30, 2005 and $17.7 million for the quarter ended December 31, 2004.

The Company will conduct its regularly scheduled financial announcement conference call on Tuesday, February 7, 2006, at 1:30 p.m. PST. Investors are invited to listen to a live audio web cast of Phoenix’s quarterly conference call on the investor relations section of the Company’s website at www.phoenix.com. A replay of the web cast will be available approximately 30 minutes after the conclusion of the call. An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will be available until Tuesday, February 14, 2006 at 9:00 p.m. PDT and can be accessed by dialing 800-642-1687 or 706-645-9291 and entering confirmation number 3981086.

About Phoenix

Phoenix Technologies (Nasdaq:PTEC) is a global market leader in device-defining software that assures endpoint security, from the start. The Company first established dominant industry leadership 26 years ago with BIOS software, currently has over one billion products deployed and continues to ship in over 100 million new systems each year. From this unique foundation of core system level expertise and firmware offering the highest levels of reliability, Phoenix has created a portfolio of innovative software products that simply and easily identify and restore devices, thereby ensuring unparalleled endpoint security and availability.

With a focused commitment to the highest levels of customer confidence and satisfaction, Phoenix serves enterprise and government channel partners, ODMs, OEMs, system builders and ISVs by enabling them to decrease time to market, differentiate their products, create value, increase profits and decrease cost of ownership. Phoenix is headquartered in Milpitas, California with offices worldwide in global business and technology centers. For more information, visit www.phoenix.com.

Phoenix, Phoenix Technologies, the Phoenix Technologies logo, and Recover Pro are trademarks and/or registered trademarks of Phoenix Technologies Ltd. All other trademarks are the property of their respective owners.

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This press release contains a non-GAAP calculation of net loss and net loss per share, which excludes stock-based compensation expense. The Company’s management believes this non-GAAP financial measure provides meaningful supplemental information regarding our performance that facilitates comparisons to the Company’s historical performance. A reconciliation between net loss on a GAAP basis and non-GAAP net loss is provided in the accompanying financial statements.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. All forward-looking statements included in this document are based upon information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward looking statement. Factors that could cause actual results to differ materially from those in the forward looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Form 10-K, filed December 29, 2005.

PHOENIX TECHNOLOGIES LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2005	September 30, 2005
Assets
Current assets:
Cash and cash equivalents	$45,016	$36,905
Short-term investments and available for sale securities	27,510	37,922
Accounts receivable, net	26,271	22,684
Other current assets	5,397	6,704

Total current assets	104,194	104,215

Property and equipment, net	4,606	4,550
Computer software costs, net	3,730	4,568
Goodwill, net	13,932	13,932
Intangible assets, net	351	368
Other assets	3,301	3,403

Total assets	$130,114	$131,036

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,963	$2,120
Accrued compensation and related liabilities	3,835	3,863
Deferred revenue	13,905	8,305
Income taxes payable	12,151	11,425
Other accrued liabilities	3,560	4,236

Total current liabilities	35,414	29,949

Long-term obligations	4,186	4,123

Total liabilities	39,600	34,072

Stockholders’ equity:
Preferred stock	—	—
Common stock	33	33
Additional paid-in capital	185,885	183,447
Retained earnings	(2,853)	5,070
Accumulated other comprehensive loss	(1,115)	(1,143)
Less: Cost of treasury stock	(91,436)	(90,443)

Total stockholders’ equity	90,514	96,964

Total liabilities and stockholders’ equity	$130,114	$131,036

PHOENIX TECHNOLOGIES LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months ended December 31,
	2005	2004
Revenues	$18,589	$26,176
Cost of revenues	4,616	4,236

Gross Margin	13,973	21,940

Operating expenses:
Research and development	5,832	4,750
Sales and marketing	9,624	9,351
General and administrative	5,494	3,589
Amortization of acquired intangible assets	18	17

Total operating expenses	20,968	17,707

Income (loss) from operations	(6,995)	4,233

Interest and other income, net	555	(697)

Income (loss) before income taxes	(6,440)	3,536

Income tax expense	1,483	1,294

Net income (loss)	$(7,923)	$2,242

Earnings (loss) per share:
Basic	$(0.32)	$0.09
Diluted	$(0.32)	$0.09
Shares used in Earnings (loss) per share calculation:
Basic	25,014	24,599
Diluted	25,014	25,219

PHOENIX TECHNOLOGIES LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended December 31,
	2005	2004
Cash flows from operating activities:
Net income (loss)	$(7,923)	$2,242
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	1,539	1,714
Stock-based compensation	1,405	72
Loss from disposal of fixed assets	(2)	—
Deferred income tax	—	370
Change in operating assets and liabilities:
Accounts receivable	(3,565)	362
Prepaid royalties and maintenance	569	574
Other assets	849	613
Accounts payable	(156)	(912)
Accrued compensation and related liabilities	(28)	17
Deferred revenue	5,633	(2,918)
Income taxes	730	(882)
Accrued restructuring charges	(71)	(344)
Other accrued liabilities	(539)	574

Net cash (used in) provided by operating activities	(1,559)	1,482

Cash flows from investing activities:
Proceeds from sales and maturities of investments	88,512	42,629
Purchases of investments	(78,100)	(45,130)
Purchases of property and equipment	(738)	(832)

Net cash provided by (used in) investing activities	9,674	(3,333)

Cash flows from financing activities:
Proceeds from stock purchases under stock option and stock purchase plans	1,033	1,055
Repurchase of common stock	(993)	—

Net cash (used in) provided by financing activities	40	1,055

Effect of changes in exchange rates	(44)	1,063

Net increase in cash and cash equivalents	8,111	267
Cash and cash equivalents at beginning of period	36,905	38,898

Cash and cash equivalents at end of period	$45,016	$39,165

PHOENIX TECHNOLOGIES LTD.

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME AND

NET INCOME PER SHARE

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,
	2005	2004
GAAP net income (loss)	$(7,923)	$2,242

(a) Equity-based compensation expense under SFAS 123R (see note below)	1,405	—

Non-GAAP net income (loss)	$(6,518)	$2,242

Non-GAAP Earnings (loss) per share:
Basic	$(0.26)	$0.09
Diluted	$(0.26)	$0.09
Shares used in Earnings (loss) per share calculation:
Basic	25,014	24,599
Diluted	25,014	25,219

These adjustments reconcile the Company’s GAAP results of operations to the reported non-GAAP results of operations. The Company believes that presentation of net income and net income per share excluding non-cash equity-based compensation provides meaningful supplemental information to investors, as well as management, that is indicative of the Company’s core operating results and facilitates comparison of operating results across reporting periods. The Company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and budgeting purposes. These non-GAAP measures should not be viewed as a substitute for the Company’s GAAP results, and may be different than non-GAAP measures used by other companies.

(a)	This number represents non-cash equity-based compensation expense related to the Company’s adoption of SFAS No. 123R beginning October 1, 2005. For the first fiscal quarter ending December 31, 2005, non-cash equity-based compensation was $1.4 million, allocated as follows: $97,000 to cost of goods sold, $0.3 million to research and development, $0.5 million to sales and marketing and $0.5 million to general and administrative. Management believes that it is useful to investors to understand how the expenses associated with the adoption of SFAS 123R are reflected in net income. Net income for the first fiscal quarter of 2005 ending December 31, 2004 did not include equity-based compensation expense under SFAS 123.